Luxfer Holdings PLC Announces Fourth Quarter and Full Year 2021 Financial Results

Fourth Quarter 2021 Summary

•Net sales of $98.7 million increased 20.2%, including a 9.5% benefit from the SCI acquisition
•GAAP EPS from continuing operations of $0.13 decreased from $0.24; adjusted EPS of $0.28 increased 3.7%
•Adjusted EBITDA of $14.6 million increased 5.8%

Full Year 2021 Summary

•Net sales of $374.1 million increased 15.2%, including a 7.7% benefit from the SCI acquisition
•GAAP EPS from continuing operations of $1.07 improved from $0.74; adjusted EPS of $1.29 increased 25.2%
•Adjusted EBITDA of $63.4 million increased 17.6%
•Free cash flow of $16.9 million, including payment of $18.2 million into U.K. Pension

Updated Guidance

•Announcing 2022 adjusted EPS guidance range of $1.30 to $1.50
•Introducing a long term 2025 EPS goal of $2.00 or more

MILWAUKEE, WI -- Luxfer Holdings PLC [NYSE: LXFR] (“Luxfer” or the “Company”), a global industrial company innovating niche applications in materials engineering, today announced financial results for the fourth quarter and full year of 2021, ending December 31, 2021.

Fourth Quarter 2021 Results

Consolidated net sales increased 20.2% to $98.7 million from $82.1 million, including the favorable SCI acquisition impact of $7.8 million, or 9.5%. The sales increase was primarily driven by industrial and transportation end market products.

GAAP net income decreased to $3.5million, or $0.13 per diluted share, compared to $6.6 million, or $0.24 per diluted share. The year-over-year decline in GAAP net income was a result of $4.1 million in restructuring and other charges related to European facility consolidation announced in 2018, compared to restructuring and other charges of $1.5 million in the prior year period.

Adjusted net income increased 2.6% to $7.9 million from $7.7 million. Adjusted diluted earnings per share increased 3.7% to $0.28 from $0.27. Adjusted EBITDA of $14.6 million increased 5.8%. Adjusted EBITDA margin of 14.8% decreased 200 basis points, as the impact of higher sales was partially offset by manufacturing inefficiencies at SCI and inflationary headwinds.

“Our strong performance culture enabled us to deliver EBITDA and revenue growth in the fourth quarter, despite unprecedented inflation, labor, and material shortages. Our ability to fully convert strong demand into sales was hindered as a result, but our strategic execution enabled us to deliver 18% EBITDA growth and 15% revenue growth for the year,” said Alok Maskara, Chief Executive Officer. “Overall, 2021 was a notable year for Luxfer, as we significantly reshaped our portfolio to discontinue lower-growth aluminum forming products and acquired a high-growth composite cylinders business. Our SCI acquisition also delivered better-than-expected revenue and profitability in the quarter, and we will continue focusing our efforts on tackling manufacturing inefficiencies by the end of the year.”

Full Year 2021 Results
Consolidated net sales increased 15.2% to $374.1 million, including a 7.7% impact from the SCI acquisition. The sales increase was broad-based and with specific strength in transportation and industrial end markets.
GAAP net income of $30.0 million, or $1.08 per diluted share, was up $9.2 million, or $0.33 per diluted share, respectively. Full year 2021 results included $8.8 million in restructuring and other charges, compared to restructuring and other charges of $9.3 million in 2020.

Adjusted net income of $36.2 million increased 25.3%. Adjusted diluted earnings per share of $1.29 increased 25.3%. Adjusted EBITDA of $63.4 million increased 17.6%. Adjusted EBITDA margin of 16.9% increased 30 basis points.

Segment Results

Elektron Segment

Fourth Quarter 2021

•Net sales of $48.7 million increased 3.2%, including a $1.5 million favorable price impact to partially cover rising material inflation.
•Adjusted EBITDA decreased 5.5% to $8.6 million (17.7% of sales), as cost actions were unable to fully offset unrecovered material inflation.
•
Full Year 2021

•Net sales of $195.8 million increased 7.1%, including a 2.4% foreign currency benefit and a 1.2% favorable price impact. Product volume increases were primarily in industrial and transportation end markets.
•Adjusted EBITDA of $40.7 million increased 24.8% due to cost actions and volume growth.

Gas Cylinders Segment

Fourth Quarter 2021

•Net sales of $50.0 million increased 43.3%; the SCI acquisition benefited sales by $7.8 million, or 22.3%.
•Adjusted EBITDA of $6.0 million increased 27.7% primarily due to volume increases.
Full Year 2021

•Net sales of $178.3 million increased 25.7%, including a 17.5% impact from the SCI acquisition. Product volume increases were primarily in the transportation and industrial end markets.
•Adjusted EBITDA of $22.7 million increased 6.6%, as cost actions and volume increases offset material inflation and SCI inefficiencies.

Capital Resources and Liquidity
Free cash flow was $16.9 million for the year, compared to an inflow of $41.3 million in the prior year. Full year cash usage included a total of $18.2 million in payments into the UK pension fund. Given the substantial 2021 contributions, including a $13.0 million one-time payment at year end, the Company does not expect to make additional payments into the UK pension fund in the near future. During the year, the Company paid $13.6 million in ordinary dividends, or $0.50 per share, and spent $6.4 million on share buy backs.

At year end, the Company had $6.2 million in cash and approximately $89.2 million in an undrawn revolving credit facility, as well as another $50.0 million in available shelf credit agreements, for a total liquidity of $139.2 million. Net debt totaled $53.4 million, resulting in a net debt to EBITDA ratio of 0.8x.

Guidance for 2022 and Beyond
“We face a high level of uncertainty regarding the availability of critical raw materials, such as Magnesium, Carbon Fiber, and Zirconium. We expect these material shortages to continue through the first half of 2022. In addition, significant fluctuations and rapid increases in raw material pricing are delaying our ability to fully pass-through cost increases to our customers. We are encouraged by the strong demand and are confident in the skills of our experienced leadership team to help us overcome current challenges and deliver year-over-year EPS growth in 2022. We expect Adjusted EPS to be in the range of $1.30 - $1.50 in 2022 and long-term EPS of $2.00 or more by 2025,” added Maskara. “This year marks our 125th anniversary since establishment. As we reflect on this milestone, we are pleased with our progress in transforming Luxfer into a high-performance growth company. Our work over the last few years has created a strong balance sheet, including an undrawn credit facility, which provides the financial flexibility we need to continue investing for growth and exploring portfolio opportunities to build an even stronger company.”

Conference Call Information

Luxfer will host a conference call at 8:30 a.m. U.S. Eastern Daylight Time on Tuesday, February 22, 2022, during which management will provide a review of the Company’s financial results for the fourth quarter and full year of 2021. U.S. participants may access the conference call by telephoning +1-866-342-8591. Participants from other countries may call +1-203-518-9822. The participant conference ID code is LXFRQ421. The live webcast of Luxfer’s earnings conference call can be accessed at the following link: https://event.on24.com/wcc/r/3612160/5D6B9B442F93723E07277CDDC9C1BB57

A replay of the webcast and slides used in the presentation will be available in the Investor Relations section of the Luxfer website at https://www.luxfer.com/investors/reports-and-presentations/quarterly-reports-and-presentations/ within two hours after the call is completed.

Non-GAAP Financial Measures

Luxfer Holdings PLC prepares its financial statements using U.S. Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Luxfer management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and understand the Company’s performance. In addition, management may utilize non-GAAP financial measures as a guide in the Company’s forecasting, budgeting, and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Examples of such forward-looking statements include but are not limited to: (i) statements regarding the Company’s results of operations and financial condition; (ii) statements of plans, objectives or goals of the Company or its management, including those related to financing, products, or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “forecasts,” and “plans,” and similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections, and other forward-looking statements will not be achieved. The Company cautions that several important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates, and intentions expressed in such forward-looking statements. These factors include, but are not limited to: (i) lower than expected future sales; (ii) increasing competitive industry pressures; (iii) general economic conditions or conditions affecting demand for the products and services it offers, both domestically and internationally, including as a result of post-Brexit regulation, being less favorable than expected; (iv) worldwide economic and business conditions and conditions in the industries in which it operates; (v) fluctuations in the cost of raw materials, utilities, and other inputs; (vi) currency fluctuations and hedging risks; (vii) its ability to protect its intellectual property; (viii) the significant amount of indebtedness it has incurred and may incur and the obligations to service such indebtedness and to comply with the covenants contained therein; and (ix) risks related to the impact of the global COVID-19 pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, supply chain disruptions and other impacts to the business, and the Company’s ability to execute business continuity plans, as a result of the COVID-19 pandemic. The Company cautions that the foregoing list of important factors is not exhaustive. These factors are more fully discussed in the sections entitled “Forward-Looking Statements” and “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the U.S. Securities and Exchange Commission on March 2, 2021. When relying on forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and events. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise any of them, whether because of new information, future events, or otherwise.

About Luxfer Holdings PLC

Luxfer is a global industrial company innovating niche applications in materials engineering. Using its broad array of proprietary technologies, Luxfer focuses on value creation, customer satisfaction, and demanding applications where technical know-how and manufacturing expertise combine to deliver a superior product. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial applications. For more information, please visit www.luxfer.com.

Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.

Investor Contact:

Investor Relations
+1-414-269-2419
Investor.Relations@luxfer.com

Luxfer Holdings PLC

LUXFER HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Fourth Quarter		Year-to-date
In millions, except share and per-share data	2021	2020	2021	2020
Net sales	$98.7	$82.1	$374.1	$324.8
Cost sales	(74.9)	(62.2)	(278.1)	(243.9)
Gross profit	23.8	19.9	96.0	80.9
Selling, general and administrative expenses	(13.4)	(9.5)	(47.3)	(39.8)
Research and development	(1.0)	(0.7)	(3.9)	(3.3)
Restructuring charges	(4.1)	(1.1)	(6.2)	(8.9)
Acquisition related credit / (costs)	—	0.2	(1.5)	—
Other income	0.2	—	0.2	—
Other charges	—	(0.4)	(1.1)	(0.4)
Operating income	5.5	8.4	36.2	28.5
Interest expense	(0.7)	(1.5)	(3.1)	(5.0)
Defined benefit pension credit	0.5	1.0	2.3	4.3
Income before income taxes and equity in net loss of affiliates	5.3	7.9	35.4	27.8
Provision for income taxes	(1.8)	(1.3)	(5.4)	(6.9)
Income before equity in net loss of affiliates	3.5	6.6	30.0	20.9
Equity in loss of affiliates (net of tax)	—	—	—	(0.1)
Net income from continuing operations	3.5	6.6	30.0	20.8
Net gain on disposition of discontinued operations	—	—	6.6	—
Net loss from discontinued operations	(3.9)	0.5	(6.7)	(0.8)
Net (loss) / income	$(0.4)	$7.1	$29.9	$20.0

Earnings / (loss) per share(1)
Basic from continuing operations	0.13	0.24	1.08	0.75
Basic from discontinued operations	(0.14)	0.02	—	(0.03)
Basic	$(0.01)	$0.26	$1.08	$0.73
Diluted from continuing operations	0.13	0.24	1.07	0.74
Diluted from discontinued operations	(0.14)	0.01	—	(0.03)
Diluted	$(0.01)	$0.25	$1.07	$0.72

Weighted average ordinary shares outstanding
Basic	27,644,105	27,627,323	27,698,691	27,557,219
Diluted	27,929,690	28,018,944	28,032,506	27,971,382
(1) The calculation of earnings per share is performed separately for continuing and discontinued operations. As a result, the sum of the two in any particular year may not equal the earnings-per-share amount in total.

LUXFER HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,
In millions, except share and per-share data	2021	2020
Current assets
Cash and cash equivalents	$6.2	$1.5
Restricted cash	0.2	—
Accounts and other receivables, net of allowances of $0.8 and $0.5 respectively	57.8	43.1
Inventories	90.5	68.8
Current assets held-for-sale	8.5	36.0
Other current assets	—	1.5
Total current assets	163.2	150.9
Non-current assets
Property, plant and equipment, net	87.5	86.0
Right-of-use assets from operating leases	12.6	9.5
Goodwill	69.7	70.2
Intangibles, net	13.7	12.8
Deferred tax assets	8.0	16.5
Pensions and other retirement benefits	13.7	—
Investments and loans to joint ventures and other affiliates	0.4	0.5
Total assets	$368.8	$346.4
Current liabilities
Accounts payable	$31.7	$18.6
Accrued liabilities	28.2	21.5
Taxes on income	3.0	0.4
Current liabilities held-for-sale	1.4	11.4
Other current liabilities	19.6	13.5
Total current liabilities	83.9	65.4
Non-current liabilities
Long-term debt	59.6	53.4
Pensions and other retirement benefits	1.9	50.8
Deferred tax liabilities	2.7	2.0
Other non-current liabilities	11.6	7.7
Total liabilities	$159.7	$179.3
Shareholders' equity
Ordinary shares of £0.50 par value; authorized 40,000,000 shares for 2021 and 2020; issued and outstanding 28,944,000 shares for 2021 and 29,000,000 shares for 2020	$26.5	$26.6
Deferred shares of £0.0001 par value; authorized, issued and outstanding 761,835,318,444 shares for 2021 and 761,835,338,444 shares for 2020	149.9	149.9
Additional paid-in capital	70.9	70.6
Treasury shares	(9.6)	(4.0)
Own shares held by ESOP	(1.1)	(1.4)
Retained earnings	107.5	91.2
Accumulated other comprehensive loss	(135.0)	(165.8)
Total shareholders' equity	$209.1	$167.1
Total liabilities and shareholders' equity	$368.8	$346.4

LUXFER HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Years Ended December 31,
In millions	2021	2020
Operating activities
Net income	$29.9	$20.0
Net (income) / loss from discontinued operations	0.1	0.8
Net income from continuing operations	30.0	20.8
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Equity loss of unconsolidated affiliates	—	0.1
Depreciation	14.7	12.6
Amortization of purchased intangible assets	0.9	0.7
Amortization of debt issuance costs	0.5	0.4
Share-based compensation charge	2.8	2.8
Deferred income taxes	(1.6)	4.8
Loss on disposal of property, plant and equipment	—	0.1
Defined benefit pension credit	(1.9)	(3.9)
Defined benefit pension contributions	(18.2)	(5.8)
Changes in assets and liabilities, net of effects of business acquisitions
Accounts and notes receivable	(9.8)	10.7
Inventories	(15.3)	9.5
Other current assets	(1.6)	9.6
Accounts payable	11.4	(12.9)
Accrued liabilities	7.5	(1.9)
Other current liabilities	6.6	2.5
Other non-current assets and liabilities	—	(0.8)
Net cash provided by operating activities - continuing	26.0	49.3
Net cash used by operating activities - discontinued	0.1	0.3
Net cash provided by operating activities	$26.1	$49.6
Investing activities
Capital expenditures	$(9.1)	$(8.0)
Proceeds from sale of businesses	23.4	1.5
Acquisitions, net of cash acquired	(19.3)	—
Net cash used for investing activities - continuing	(5.0)	(6.5)
Net cash used for investing activities - discontinued	(0.1)	(0.3)
Net cash used for investing activities	$(5.1)	$(6.8)
Financing activities
Net drawdowns / (repayments) of long-term borrowings	6.4	(38.2)
Debt issuance costs	(1.0)	—
Deferred consideration paid	—	(0.4)
Proceeds from sale of shares	—	1.1
Dividends paid	(13.6)	(13.6)
Share based compensation cash paid	(1.5)	(1.4)
Repurchases of ordinary shares	(6.4)	—
Net cash used for financing activities	$(16.1)	$(52.5)
Effect of exchange rate changes on cash and cash equivalents	—	0.9
Net increase / (decrease)	$4.9	$(8.8)
Cash, cash equivalents and restricted cash; beginning of year	1.5	10.3
Cash, cash equivalents and restricted cash; end of year	6.4	1.5

Supplemental cash flow information:
Interest payments	$3.2	$5.1
Income tax payments	5.3	2.1

LUXFER HOLDINGS PLC
SUPPLEMENTAL INFORMATION
SEGMENT INFORMATION FROM CONTINUING OPERATIONS
(UNAUDITED)

	Net sales				Adjusted EBITDA
	Fourth Quarter		Year-to-date		Fourth Quarter		Year-to-date
In millions	2021	2020	2021	2020	2021	2020	2021	2020
Gas Cylinders segment	$50.0	$34.9	$178.3	$141.9	$6.0	$4.7	$22.7	$21.3
Elektron segment	48.7	47.2	195.8	182.9	8.6	9.1	40.7	32.6
Consolidated	$98.7	$82.1	$374.1	$324.8	$14.6	$13.8	$63.4	$53.9

	Depreciation and amortization				Restructuring charges
	Fourth Quarter		Year-to-date		Fourth Quarter		Year-to-date
In millions	2021	2020	2021	2020	2021	2020	2021	2020
Gas Cylinders segment	$1.9	$0.9	$5.8	$3.7	$4.2	$1.2	$5.3	$7.9
Elektron segment	2.5	2.4	9.8	9.6	(0.1)	(0.1)	0.9	0.9
Other	—	—	—	—	—	—	—	0.1
Consolidated	$4.4	$3.3	$15.6	$13.3	$4.1	$1.1	$6.2	$8.9

	Fourth Quarter		Year-to-date
In millions	2021	2020	2021	2020
Adjusted EBITDA	$14.6	$13.8	$63.4	$53.9
Other share based compensation charges	(0.6)	(0.7)	(2.8)	(2.8)
Loss on disposal of property, plant and equipment	—	(0.1)	—	(0.1)
Depreciation and amortization	(4.4)	(3.3)	(15.6)	(13.3)
Restructuring charges	(4.1)	(1.1)	(6.2)	(8.9)
Acquisition credit / (costs)	—	0.2	(1.5)	—
Other charges	—	(0.4)	(1.1)	(0.4)
Defined benefits pension gain	0.5	1.0	2.3	4.3
Interest expense, net	(0.7)	(1.5)	(3.1)	(5.0)
Provision for taxes	(1.8)	(1.3)	(5.4)	(6.9)
Net income from continuing operations	$3.5	$6.6	$30.0	$20.8

LUXFER HOLDINGS PLC
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS (UNAUDITED)

	Fourth Quarter		Year-to-date
In millions except per share data	2021	2020	2021	2020
Net income	$3.5	$6.6	$30.0	$20.8
Accounting charges relating to acquisitions and disposals of businesses:
Amortization on acquired intangibles	0.2	0.1	0.9	0.7
Acquisition and disposal related (gains) / costs	—	(0.2)	1.5	—
Defined benefit pension credit	(0.5)	(1.0)	(2.3)	(4.3)
Restructuring charges	4.1	1.1	6.2	8.9
Other charges	—	0.4	1.1	0.4
Share-based compensation charges	0.6	0.7	2.8	2.8
Other non-recurring tax items	0.3	—	(1.9)	—
Income tax on adjusted items	(0.3)	—	(2.1)	(0.4)
Adjusted net income	$7.9	$7.7	$36.2	$28.9
Adjusted earnings per ordinary share(1)
Diluted earnings per ordinary share	$0.13	$0.24	$1.07	$0.74
Impact of adjusted items	0.15	0.03	0.22	0.29
Adjusted diluted earnings per ordinary share	$0.28	$0.27	$1.29	$1.03
(1) For the purpose of calculating diluted earnings per share, the weighted average number of ordinary shares outstanding during the financial year has been adjusted for the dilutive effects of all potential ordinary shares and share options granted to employees.
ADJUSTED EBITDA FROM CONTINUING OPERATIONS (UNAUDITED)

	Fourth Quarter		Year-to-date
In millions	2021	2020	2021	2020
Adjusted net income	$7.9	$7.7	36.2	28.9
Add back:
Other non-recurring tax items	(0.3)	—	1.9	—
Income tax on adjusted items	0.3	—	2.1	0.4
Provision for income taxes	1.8	1.3	5.4	6.9
Net finance costs	0.7	1.5	3.1	5.0
Adjusted EBITA	$10.4	$10.5	48.7	41.2
Loss on disposal of PPE	—	0.1	—	0.1
Depreciation	4.2	3.2	14.7	12.6
Adjusted EBITDA	$14.6	$13.8	63.4	53.9
ADJUSTED EFFECTIVE TAX RATE FROM CONTINUING OPERATIONS (UNAUDITED)

	Fourth Quarter		Year-to-date
In millions	2021	2020	2021	2020
Adjusted net income	$7.9	$7.7	$36.2	$28.9
Add back:
Other non-recurring tax items	(0.3)	—	1.9	—
Income tax on adjusted items	0.3	—	2.1	0.4
Provision for income taxes	1.8	1.3	5.4	6.9
Adjusted income before income taxes	$9.7	$9.0	$45.6	$36.2
Adjusted provision for income taxes	1.8	1.3	9.4	7.3
Adjusted effective tax rate	18.6%	14.4%	20.6%	20.2%